Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128027) of Inergy Holdings, L.P. and in the related Prospectus of our report dated December 8, 2005, with respect to the balance sheet of Inergy Holdings GP, LLC included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Kansas City, Missouri

December 15, 2005